Exhibit 10.15

December 18, 2023

Toni Thompson
(delivered via DocuSign)

Dear Toni:

We are pleased to confirm your promotion to the position of Chief Human Resources Officer (“CHRO”) of Etsy, Inc. (“Etsy”) effective January 1, 2024 (the “Effective Date”). You will report to Josh Silverman, Chief Executive Officer, and you will be assigned to work from Etsy’s Brooklyn, NY office. Your base pay will be $415,000 per year, paid in accordance with Etsy’s normal payroll practices, and you will continue to be eligible for the benefits that Etsy provides to full-time employees.

You will continue to participate in Etsy’s Management Cash Incentive Plan. Beginning January 1, 2024, your target bonus will be 70% of your base salary earned during the performance period, which currently follows a calendar year (January 1 to December 31) cycle, with a bonus structure as follows: 70% of the bonus target will be based on company performance, while 30% of the bonus payout will be based on individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice. Generally, awards (if any) are paid within two and a half months after the end of a calendar year.

Etsy will also propose that you receive an equity award with a fair value at the time of the grant equal to $4,000,000 (the “Promotion Grant”). The Promotion Grant and related terms below are subject to the approval of Etsy’s Compensation Committee.

Seventy percent (70%) of the Promotion Grant will be in the form of Restricted Stock Units (which we refer to as “RSUs”). The RSU portion of the Promotion Grant is expected to be granted on or about February 1, 2024, which is the first day of the month following the Effective Date, in accordance with our Equity Grant Policy. The RSUs will “vest” (or convert into shares of Etsy’s common stock) over the course of your continued employment with Etsy. 12.5% of your RSUs will vest if you remain continuously employed at Etsy through August 1, 2024. The balance of your RSUs will vest in equal installments every 6 (six) months thereafter over the next 3.5 years of continuous employment with Etsy.

Thirty percent (30%) of the Promotion Grant will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that mirror the terms of the PSUs included in the form of PSU agreement for the 2024 Etsy ET annual grants. The PSU portion of the Promotion Grant is expected to be granted on or about March 15, 2024.

Your equity awards will be subject to the terms and conditions of Etsy’s 2015 Equity Incentive Plan and your award agreements, which will also specify your vesting dates. There will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements.

You will continue to participate in the Etsy, Inc. Executive Severance Plan (Amended and Restated, effective as of January 1, 2019) (the “Executive Severance Plan”), which provides the following for your new role as CHRO, subject to the terms and conditions of the Executive Severance Plan document and your participation notice:

•In the event of an involuntary termination following a change in control: twelve months of severance; up to twelve months of company-paid COBRA coverage; pro-rata bonus payout; and a 100% acceleration factor for all outstanding equity awards issued to you.

•In the event of an involuntary termination not related to a change in control: twelve months of severance; up to twelve months of company-paid COBRA coverage; and pro-rata bonus payout.

You understand and acknowledge that all other terms and conditions of your employment, including but not limited to those in your Confidentiality and Prior Inventions Agreement attached to your Offer Letter dated January 17, 2020, will remain unchanged. You understand that you will continue to be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have the same right.

We are excited that you are taking on this new opportunity and continuing your career at Etsy.

Congratulations and best of luck!

Very truly yours,

/s/ Josh Silverman
Josh Silverman
Chief Executive Officer
Etsy, Inc.
…………………………………………………………………………………………………

I have read and accept the details of the internal transfer:

Name: Toni Thompson

Signature: /s/ Toni Thompson

Date: 12/21/2023